                                                                      EXHIBIT 12

                                FOOT LOCKER, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)
                                ($ in millions)

                                Thirty-nine weeks ended               Fiscal Year Ended
                                -----------------------   ----------------------------------------------
                                 Nov. 3,   Oct. 28,       Feb. 3,  Jan. 29,  Jan. 30,  Jan. 31,  Jan. 25,
                                   2001     2000           2001      2000      1999      1998       1997
                                -----------------------   -----------------------------------------------
NET EARNINGS
Income from continuing
operations                       $  69     $  65          $ 107     $  59     $  14      $ 185     $ 185

Income tax expense (benefit)        39        41             69        38       (28)       104       124

Interest expense, excluding
capitalized interest                27        31             41        65        57         41        53

Portion of rents deemed
representative of the
interest factor (1/3)              116       129            155       170       161        146       140
                                 -----     -----          -----     -----     -----      -----     -----
                                 $ 251     $ 266          $ 372     $ 332     $ 204      $ 476     $ 502
                                 =====     =====          =====     =====     =====      =====     =====
FIXED CHARGES
Gross interest expense           $  27     $  32          $  42     $  67     $  64      $  41     $  53

Portion of rents deemed
representative of the
interest factor (1/3)              116       129            155       170       161        146       140
                                 -----     -----          -----     -----     -----      -----     -----
                                 $ 143     $ 161          $ 197     $ 237     $ 225      $ 187     $ 193
                                 =====     =====          =====     =====     =====      =====     =====

RATIO OF EARNINGS TO FIXED
CHARGES                            1.8       1.7            1.9       1.4       0.9        2.5       2.6


Earnings were not adequate to cover fixed charges by $21 million for the fiscal year ended January 30, 1999.